EXHIBIT 99.1

October 1, 2008

Dear Cardinal Customers:

As valued customers, we want to keep you informed about the financial strength of Cardinal and reassure you that in the current uncertain economic conditions your money is protected with a safe and sound bank.

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Cardinal Bank is one of the largest financial institutions headquartered in Northern Virginia with offices in Washington, D.C. and Maryland. We are also one of the largest banks headquartered in the Commonwealth of Virginia.

•	Cardinal’s Asset Quality (loans we make) is one of the best in the banking industry. At June 30, 2008, we had no nonaccrual loans, our third consecutive quarter of pristine credit quality.

•	Cardinal’s mission remains simple: protect your money and serve our communities in good times and challenging times. Consumers and businesses have over $1 billion in deposits with us.

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We are FDIC insured, and we offer CDARS® (Certificate of Deposit Account Registry Service®)* for those clients seeking greater FDIC coverage – up to $50 million. Participating banks can register a client’s deposits among other FDIC-insured banks in increments under $100,000, allowing the client to manage all of their CDs through one relationship.

•	We have been well capitalized by all regulatory standards, and the company’s equity position continues to remain very strong.

•	We believe in safety and soundness and have employed a highly conservative, disciplined method to our lending decisions. We have not and will not deviate from this philosophy.

Please know our management team members and employees are available anytime to assist you with questions about Cardinal and its financial strength. We thank all of you for banking with us and giving us the opportunity to serve you as a safe and sound financial institution. We will continue to earn your trust and maintain our prudent approach and conservative principles in operating Cardinal.

Sincerely,

Bernard H. Clineburg	F. Kevin Reynolds	Christopher W. Bergstrom	Kim C. Liddell
Chairman & CEO	Regional President	Chief Credit Officer	Chief Operating Officer
703-584-3477	703-584-3437	703-584-3421	703-584-3492

Dennis M. Griffith	Kendal E. Carson	Kathleen Walsh Carr
EVP Real Estate Group	President	President
703-584-3425	Cardinal Financial Corporation	Cardinal Bank/Washington
	703-584-3465	202-331-3960

*Funds may be submitted for placement only after a depositor enters into CDARS® Deposit Placement Agreement with us. The agreement contains important information and conditions regarding the placement of funds by us.

Member FDIC	8270 Greensboro Drive, Suite 500 McLean, Virginia 22102 (703) 584-3400